Electronic Articles of Incorporation

For

IMMOBILIARE INVESTORS, INC

The undersigned incorporator, for the purpose of forming a Florida profit corporation, hereby adopts the following Articles of Incorporation:

Article I
The name of the corporation is:

IMMOBILIARE INVESTORS, INC.

Article II

The principal place of business address:

13575 58TH STREET N.
SUITE 140
CLEARWATER, FL.   33760

The mailing address of the corporation is:

13575 58TH STREET N.
SUITE 140
CLEARWATER, FL.   33760

Article III
The purpose for which this corporation is organized is:

ANY AND ALL LAWFUL BUSINESS.

Article IV
The number of shares the corporation is authorized to issue is:

500000000

Article V

The name and Florida street address of the registered agent is:

SEGAL & SCHUH LAW GROUP, P.L.
I certify that I am familiar with and accept the responsibilities of registered agent.

Registered Agent Signatnre:   LEE SEGAL

Article VI

The name and address of the incorporator is:

LEE SEGAL
13575 58TH STREET N.
SUITE 140
CLEARWATER, FL 33760

Incorporator Signature:   LEE SEGAL

Article VII

The initial officer(s) and/or director(s) of the corporation is/are:

Title:   PD
WAYNE  MIDDLETON
13575 58TH STREET N. SUITE 140
CLEARWATER, FL.   33760

Article VIII

Preferred Stock:  The Corporation is authorized to issue 100,000,000 shares of $.0001 par value Preferred Stock.  The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into or series and to fix and determine the relative rights and preferences of the shares of each series so established, provided, however, that the rights and preferences of various series may vary only with respect to:

(a)  the rate of dividend;

(b)  whether the shares maybe called and, if so,  the call price and the terms  and conditions of call;

(c) the amount payable upon the shares in the event of voluntary and involuntary liquidation;

(d) sinking fund provisions, if any, for the call or redemption of the shares;

(e)  the terms and conditions, if any, on which the shares may be converted;

(f)   voting rights; and

(g)  whether the shares will be cumulative, noncumulative or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.

                The Board of Directors shall exercise the foregoing authority by adopting a resolution setting forth the designation of each series and the number of shares therein, and fixing and determining the relative rights and preferences thereof.  The Board of Directors may make any change in the designation, terms, limitations and relative rights or preferences of any series in the same manner, so long as no shares of such series are outstanding at such time.

                Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series.  In case the number of shares of any series shall be so decreased, the share constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Common Stock:  The Corporation is authorized to issue 400,000,000 shares of $.001 par value Common Stock.